Exhibit 99.1

Recently Completed NI 43-101 Increases Resources by up to 49% at
Yukon Gold's Zinc-Copper-Lead Deposit in the Yukon

Toronto, Canada, August 7, 2007, Yukon Gold Corporation, Inc. ("Yukon Gold"), (TSX: YK, OTCBB: YGDC) is pleased to announce today that the Company is in receipt of an updated National Instrument 43-101 Technical Report on the Company's 100% owned Marg Property, a polymetallic deposit, located in the Yukon Territory, Canada.

The report was provided to Yukon Gold by Archer Cathro & Associates (1981) Limited & Giroux Consultants Ltd (Archer Cathro/Giroux), both of Vancouver, BC. The report has been filed with SEDAR (www.sedar.com) and the report can also be found in its entirety on Yukon Gold's corporate website, (www.yukongoldcorp.com). Significant results from this report and Yukon Gold's comments are as follows:

Mineral Resource Estimate

A 3-Dimensional geologic solids model was produced by Archer Cathro from level plans, longitudinal and cross sections. A total of 16 individual solids were formed within 11 main mineralized lenses. Geologic continuity has been established through diamond drilling with the mineralized lenses interpreted from reasonably spaced drill fences. The Archer Cathro/Giroux resource estimates at 0.5% and 1.00% copper cut-offs are compared to the previous estimate in a 43-101 compliant report by Peter Holbek in March 2005.

	Archer Cathro/Giroux		Holbek	Difference
Cut-Off	0.5% Cu	1.00% Cu	C$40 NSR	0.5%Cu	1.00%Cu

Indicated Tonnes	1,930,000	1,720,000	4,646,200	-58.5%	-62.9%
% Copper	1.84	1.97	1.80
% Zinc	4.34	4.59	4.77
% Lead	2.28	2.40	2.57
Silver (g/t)	56.66	59.72	65
Gold (g/t)	0.90	0.95	0.99

Inferred Tonnes	6,300,000	4,800,000	880,800	+615%	+445%
% Copper	1.55	1.81	1.55
% Zinc	4.22	4.64	3.75
% Lead	2.09	2.28	1.90
Silver (g/t)	50.62	54.47	50.42
Gold (g/t)	0.72	0.77	0.95

Yukon Gold is pleased and encouraged with the 18% to 49% increase in overall resource tonnage estimated at similar to higher average grades, depending on the cut-off applied. The Archer Cathro/Giroux report classified most of the resource as 'Inferred' compared to Holbek's report which classified most of the resource as 'Indicated'. Yukon Gold was surprised with this reversal in classification since an additional 13 diamond drill holes, mostly infill holes which were successful in intersecting the mineralized zones, were drilled since the Holbek report. Archer Cathro/Giroux has offered no explanation for this change in classification in their report. Yukon Gold is continuing to review this report and may consider a peer review or an audit performed on the estimate by another Qualified Person.

Further highlights, conclusions and recommendations from the report are summarized as follows;

  The most important feature of this deposit type from an exploration point of view is their tendency to occur in clusters. Larger VMS camps can have up to 25 discrete occurrences.

  The Marg deposit is significantly larger and higher grade than the global averages for mineral occurrences of this type. The massive sulphide mineralization remains open to resource expansion down plunge to the east, down dip to the south and along strike to the west in untested areas of anomalous soil geochemical response.

  Exploration outside the immediate area of the Marg deposit is only at a preliminary stage, and the overall chance of expanding the Marg deposit resource and of discovering additional VMS occurrences on the property is good.

  The Marg deposit itself is open to expansion by diamond drilling to test areas down the dip and along strike to the east and west of the known resource.

  Metallurgical testing is recommended to build on preliminary work that was previously carried out.

  The Jane Zone is the most prospective of four exploration targets presently known on the Marg property outside the area of the Marg deposit itself. Previous exploration has identified a 600 m long anomalous zone that will require testing.

  Three other areas of anomalous geochemical response are present on the property and they require additional geochemical sampling and geological mapping before they are tested with diamond drilling. In addition, final data reduction of a 2006 property wide VTEM airborne geophysical survey is expected to be completed before the 2007 field season. Any electromagnetic conductors identified by this work should be investigated with geological mapping, prospecting and geochemical sampling to evaluate the potential for VMS massive sulphide mineralization.

This press release has been reviewed by Stewart Fumerton, Ph.D, P. Geo., Vice President, Exploration, Yukon Gold Corporation Inc. and a Qualified Person

About Yukon Gold

Yukon Gold Corporation, Inc. is an active and progressive public exploration and development company. The Company's main focus is its late stage Zinc-Copper-Lead deposit (Marg Property) and its Mount Hinton Gold and Silver exploration project in the Central Yukon Territory of Canada. These properties lie within the Tombstone Gold Belt, world renowned for the discovery of major gold, silver and base metal deposits. Currently, there are approximately 19.4 million of the Company's common shares outstanding.

For More Information:

Yukon Gold Corporation, Inc.	Bruce Hodgman, Investor Relations
Paul Gorman, CEO	(905) 582-9744
(416) 865-9869	Toll Free (800) 295-0671
E: pgorman@yukongoldcorp.com	bhodgman@yukongoldcorp.com

Company Website: www.yukongoldcorp.com

FORWARD-LOOKING STATEMENTS: This news release contains certain "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended. Except for statements of historical fact relating to the company, certain information contained herein constitutes forward-looking statements. Forward-looking statements are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. These factors include the inherent risks involved in the exploration and development of mineral properties, the uncertainties involved in interpreting drilling results and other ecological data, fluctuating metal prices, the possibility of project cost overruns or unanticipated costs and expenses, uncertainties relating to the availability and costs of financing needed in the future and other factors. The Company undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change. The reader is cautioned not to place undue reliance on forward-looking statements.